Midwood Long/Short Equity Fund 485BPOS

Exhibit 99(i)(10)

July 10, 2020

360 Funds

4300 Shawnee Mission Parkway, Suite 100

Fairway, Kansas 66205

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Midwood Long/Short Equity Fund, a series portfolio of the 360 Funds (the “Trust”) that is included in Post-Effective Amendment No. 146 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-123290), and Amendment No. 147 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-21726), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (509) 279-8202 or Bo.Howell@Practus.com.

Very truly yours,

/s/ Bo J. Howell

On behalf of Practus, LLP